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                                                              Exhibit (a)(1)(i)


                          BLACK WARRIOR WIRELINE CORP.
                               100 ROSECREST LANE,
                           COLUMBUS, MISSISSIPPI 39701
                               TEL: (662) 329-1047
                               FAX: (662) 329-1089


                                                                 October 7, 2005



Dear Sir or Madam:

         We are writing to you as the holder of one or more Convertible Promissory Notes (Convertible Notes) of Black Warrior Wireline Corp. (Black Warrior) and/or one or more warrants (Warrants) to purchase shares of our common stock.

         As you are probably aware, our management has been working with its financial and other advisors over a considerable period of months seeking a means to implement a plan to maximize our value to our securityholders. The improvement over the past months in the market prices for oil and natural gas and the related improvement in the oil and natural gas well service sector of the oil and natural gas industry has had a favorable impact on our operating results. These conditions have caused our management to believe that a restructuring of our company's equity capitalization should lead to the realization of an enhanced value for the benefit of our securityholders.

                               SUMMARY TERM SHEET

         Our proposed recapitalization plan as it relates to you involves an offer to you to exchange the Warrants you hold for shares of our Common Stock at the exchange rate of three Warrants for one share of Common Stock (each share is herein referred to as an Exchange Share), which exchange is to occur at the conclusion of the period of time for your acceptance of this proposal. See "Our Recapitalization Plan - Offer to Exchange One Share for Three Warrants."

         In addition, our recapitalization plan involves the following additional elements:

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October 7, 2005
Page 2

     ^ We intend to undertake to complete an underwritten public offering of shares of our Common Stock. Under the terms of the existing Registration Rights Agreement entered into with you in December 1999, you are afforded the opportunity to sell to the underwriters in that offering the shares of our Common Stock issuable to you on conversion of the principal and interest on the Convertible Notes (Conversion Shares) you hold and, by our extension of your rights under that Registration Rights Agreement, the Exchange Shares issued to you in exchange for your Warrants if you accept this offer. See "Our Recapitalization Plan - Our Proposed Underwritten Offering" and "-The Registration Rights Agreement."

     ^ We entered into separate Recapitalization Agreements on October 6, 2005 with (i) Charles E. Underbrink and his family entities (the Underbrink Family Entities), and (ii) with each of St. James Capital Partners, L.P. and SJMB, L.P. (collectively, the St. James Partnerships) to simplify our capital structure. Under the terms of such Recapitalization Agreements:

          o the Underbrink Family Entities have exchanged all of their Warrants for Exchange Shares on the same ratio of three Warrants for one share of Common Stock offered to you in this letter and they have agreed to convert the principal and all accrued interest on the Convertible Notes they hold at such time into Conversion Shares at the closing of the proposed underwritten public offering and sell those shares along with their Exchange Shares to us at the closing of the offering at the net price per share we receive in the underwritten offering but at a price not less than $0.75 per share (subject to adjustment for stock splits, divisions, reverse stock splits or share combinations), and

          o the St. James Partnerships have agreed to sell to us at the closing of the public offering all of the Warrants they hold at a price, for each three Warrants they sell, equal to the net price per share we receive in the underwritten offering for one share of Common Stock but at a price not less than $0.75 for each three Warrants sold (subject to adjustment for stock splits, divisions, reverse stock splits or share combinations). They also agree to convert the principal and all accrued interest on the Convertible Notes they hold at such time into Conversion Shares and sell to us those Conversion Shares, including the 5,017,481 shares of Common Stock held by SJMB, L.P. issued to it in December 2000 on conversion of principal and accrued interest on the Convertible Notes it holds. We will purchase the shares at the closing of the underwritten public offering at the net price per share we receive in the underwritten offering but at a price not less than $0.75 per share (subject to adjustment for stock splits, divisions, reverse stock splits or share combinations). See "Our Recapitalization Plan - Existing Agreements With the St. James Partnerships and the Underbrink Family Entities."


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October 7, 2005
Page 3

     ^ At the closing of the underwritten public offering, we intend to use a portion of the net proceeds we receive to pay the principal and all accrued interest on any Convertible Notes of holders not exercising their rights to convert the principal and accrued interest into Conversion Shares. Accordingly, following the underwritten public offering, we expect that none of the currently outstanding Convertible Notes will remain outstanding. See "Our Recapitalization Plan - Our Proposed Underwritten Offering

     Your acceptance of this proposal can be effected by following these procedures:

     ^ You should follow the instructions described under the heading Procedures to Accept Recapitalization Agreement on page 22 of this letter, which procedures include, among other things, your execution and return to us of the enclosed copies of a Recapitalization Agreement.

     ^ This proposal is open for acceptance by you until 6:00 PM Central Time on November 7, 2005. Such period of time from the date hereof through 6:00 PM Central Time on November 7, 2005 is referred to as the Exchange Period. See "Our Recapitalization Plan - Your Acceptance of This Proposal, Execution of the Recapitalization Agreement, Withdrawal Rights, Our Acceptance of Your Tender."

AS SET FORTH UNDER THE CAPTION "OUR RECAPITALIZATION PLAN - REGISTRATION RIGHTS AGREEMENT," THIS LETTER CONSTITUTES OUR WRITTEN NOTICE TO YOU UNDER PARAGRAPH
2.2.1 OF THE REGISTRATION RIGHTS AGREEMENT OF OUR DETERMINATION TO REGISTER OUR SECURITIES FOR SALE FOR OUR ACCOUNT. AS PROVIDED IN THAT AGREEMENT AS EXTENDED BY US IN THIS LETTER AND AMENDED IN THE ENCLOSED RECAPITALIZATION AGREEMENT, YOU MAY REQUEST THE INCLUSION OF YOUR CONVERSION SHARES AND EXCHANGE SHARES IN THAT REGISTRATION STATEMENT AND UNDERWRITTEN OFFERING BY WRITTEN NOTICE TO US NOT LATER THAN THE EXPIRATION OF THE EXCHANGE PERIOD. YOUR REQUEST TO INCLUDE YOUR CONVERSION SHARES AND EXCHANGE SHARES IN THE REGISTRATION STATEMENT AND THE UNDERWRITTEN OFFERING MAY BE MARKED ON THE SIGNATURE PAGE TO THE RECAPITALIZATION AGREEMENT SHOULD YOU DECIDE TO SIGN AND RETURN IT TO US.

                   THE BACKGROUND OF OUR RECAPITALIZATION PLAN

         We have outstanding a substantial amount of derivative securities, including the Convertible Notes and Warrants, when compared with the number of our outstanding shares of Common Stock. We refer to this as an "overhang." We believe that the overhang severely impedes our ability to complete an equity financing and improve the equity market's acceptance of our Common Stock and capital structure. We believe a successful outcome to the recapitalization and the underwritten public offering of our shares and the other transactions discussed in this proposal will require that substantially all of the principal and interest on the Convertible Notes be converted into shares of Common Stock and substantially all of the Warrants be exchanged for shares of Common Stock.

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October 7, 2005
Page 4

         In addition to the agreements already entered into with the Underbrink Family Entities and the St. James Partnerships, we propose to implement the recapitalization through the solicitation of you and the other holders of Convertible Notes and Warrants to enter into a Recapitalization Agreement with us. See, "Our Recapitalization Plan - Existing Agreements With the St. James Partnerships and the Underbrink Family Entities". Enclosed with this letter is the Recapitalization Agreement we are requesting you to sign which sets forth the agreements between our company and you, should you choose to accept this proposal. Please refer to and carefully read that entire agreement.

         The proposal to exchange Warrants for shares of Common Stock includes the Warrants to purchase 1,500,000 shares of Common Stock held by William L. Jenkins, our President. Mr. Jenkins intends to exchange his warrants for shares of Common Stock in the exchange transaction.

                            OUR RECAPITALIZATION PLAN

OFFER TO EXCHANGE ONE SHARE FOR THREE WARRANTS

         Our management has embarked on a recapitalization plan that involves an offer to exchange your Warrants for Exchange Shares on the following terms:

              We are seeking your agreement through your execution of the enclosed Recapitalization Agreement to exchange the Warrants you hold for Exchange Shares.

                    ^ If you accept the proposal, for every three Warrants that you exchange, you will receive one Exchange Share. You will not have to pay any consideration for any Exchange Shares that you receive other than the surrender of your Warrants. The primary purpose for the exchange is to eliminate the "overhang" of the Warrants that our management believes is a roadblock to an equity financing and improvement in the market acceptance for our shares of Common Stock.


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October 7, 2005
Page 5

                    ^ This exchange, if accepted by you and not withdrawn prior to the end of the Exchange Period, will be irrevocable. The exchange of Warrants for Exchange Shares will not be dependent upon the completion of the other elements of the recapitalization described in this letter.

                    ^ This offer is open to all holders of our Warrants, is not subject to any minimum acceptance and we are seeking to enter into Recapitalization Agreements with all holders of Warrants. There is no trading market for the Warrants or Convertible Notes.

                    ^ All Warrants tendered to us and accepted will be retired.


OUR PROPOSED UNDERWRITTEN OFFERING

         A further step in our recapitalization plan is to complete an underwritten public offering of our shares of Common Stock. Promptly after the expiration of this offer to exchange shares for your Warrants, we intend to use commercially reasonable efforts to seek to enter into arrangements with one or more investment banking firms to effect an underwritten public offering of our shares of Common Stock and intend to use the net proceeds realized by us primarily for the following purposes:

          o to repurchase the Conversion Shares held by the Underbrink Family Entities and the St. James Partnerships, including the 5,017,481 shares held by SJMB, L.P., conditioned on the net sales price per share being no less than $0.75 per share (before reflecting stock splits, divisions, reverse stock splits or share combinations). This net sales price per share will be after deducting all underwriting or selling commissions but before deducting our other offering expenses.

          o to repurchase the Exchange Shares held by the Underbrink Family Entities and the Warrants held by the St. James Partnerships, subject to sufficient net proceeds being available for such purpose and conditioned on the net sales price, as applicable, being no less than $0.75 per Exchange Share and each three Warrants (before reflecting stock splits, divisions, reverse stock splits or share combinations).

          o repay all principal and accrued interest on any Convertible Notes not previously converted into shares of Common Stock.

          o repay outstanding senior secured indebtedness, including, if the transaction is completed, a portion of the indebtedness incurred in connection with our proposed acquisition of Bobcat Pressure Control, Inc. (see Recent Developments).

          o for other general corporate purposes, including working capital purposes.

         The agreements entered into with us by both the Underbrink Family Entities and SJMB, L.P., one of the St. James Partnerships, to grant priority under certain circumstances to you and other Note and Warrant holders seeking to sell your Conversion Shares and Exchange Shares in the underwritten public offering is described below under the caption, "-Existing Agreements With the St. James Partnerships and the Underbrink Family Entities - Agreements Regarding Priorities of Shares to be Included on Sale of Conversion Shares and Exchange Shares."


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October 7, 2005
Page 6

         If our proposed acquisition of Bobcat Pressure Control, Inc. is not completed, we anticipate that we will reduce the number of shares we sell in the offering.

         No portion of the net proceeds realized by us will be applied to the repurchase of Conversion Shares or Exchange Shares held by you and the other holders of Notes and Warrants who accept this proposal, which excludes the St. James Partnerships and the Underbrink Family Entities, since such shares that you request to be included in the registration statement will be sold directly to the underwriters in the underwritten public offering. We intend however to use a portion of the net proceeds of the underwritten offering to repay the principal and accrued interest on any Convertible Notes that remain outstanding after the closing of the underwritten offering.

         If the underwritten offering is completed, our management believes it should enable the holders to recoup from the sale of their Conversion Shares a sum of money in excess of the outstanding principal and accrued interest on their Convertible Notes.

FURTHER STEPS TO THE RECAPITALIZATION.

         We also intend in connection with the recapitalization and the underwritten public offering to implement the following:

               ^ We intend to effect a reverse split (combination) of our shares of Common Stock. We anticipate a reverse split (combination) of our shares on the basis that each ten (10) shares be combined into one (1) share. In order to effect the reverse split (combination), our stockholders holding a majority of our shares of Common Stock outstanding will be required to approve an amendment to our Certificate of Incorporation.

               ^ Subject to meeting all listing requirements, we intend to seek to list our shares of Common Stock on the Nasdaq Stock Market.

               ^ At or before the closing of the underwritten offering and the listing of our shares on the Nasdaq Stock Market, we intend to reconstitute our Board of Directors and, in order to meet Nasdaq Stock Market listing requirements, elect additional members to our Board of Directors so that a majority of our Board members will be "independent" Directors, as defined under Nasdaq rules. In addition, it is expected that Charles E. Underbrink and James H. Harrison will resign as Directors.


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October 7, 2005
Page 7

THE REGISTRATION RIGHTS AGREEMENT

         In December 1999, at the time you purchased your Convertible Notes and Warrants, we entered into a Registration Rights Agreement with you. That agreement grants you certain rights to have the shares of Common Stock issuable on conversion of the principal and accrued interest on your Convertible Notes and on exercise of your Warrants registered by us for your public resale by the filing of a registration statement under the Securities Act of 1933, as amended (the Securities Act). The agreement grants you the right to require us to file such a registration statement. In addition, in the event we file such a registration statement relating to a sale of shares by us or another shareholder, it grants you the right to have your shares included in the registration statement for public resale. The agreement further provides that if the registration statement we file relates to an underwritten public offering of our securities and you request to have your securities included in that registration statement, your shares will be included and your participation in the offering is conditioned upon your participation in the underwriting arrangements. Such arrangements will include, among other things, your execution of an underwriting agreement at the time the registration statement is declared effective and will relate to the sale of your shares to the underwriters. If you request your shares to be included in the registration statement and your shares are sold in the underwritten offering, at the closing of the underwritten offering, you will receive a price per share equal to the public offering price per share after deducting underwriting discounts and commissions. We have agreed to pay the expenses incurred relating to the preparation, filing and processing to effectiveness of the registration statement.

         Under the terms of the Registration Rights Agreement, under certain circumstances, the managing underwriter can reduce the number of shares included in the offering for sale by selling securityholders if the managing underwriter concludes in its reasonable judgment that the number of shares to be registered for selling securityholders would materially adversely affect the offering. Under such circumstances, the Registration Rights Agreement provides for the reduction pro rata of the shares that may be included in the registration statement for the account of selling securityholders.

         However, with respect to any reduction in the number of shares to be included in the registration statement, the Underbrink Family Entities and SJMB, L.P., one of the St. James Partnerships, have agreed in the Recapitalization Agreements they entered into with us on October 6, 2005, that in the event the managing underwriter concludes that the number of shares to be included in the registered offering by selling securityholders must be reduced, the Underbrink Family Entities first, with respect to the aggregate of approximately 11,938,409 Conversion Shares and Exchange Shares they are expected to hold at the closing of a public offering, and secondly, SJMB, L.P., with respect to 5,017,481 shares of our Common Stock it holds, will reduce their number of Conversion Shares, Exchange Shares and Warrants that would otherwise be sold to us out of the proceeds of the offering and give priority to you and the other selling securityholders to sell your Conversion Shares and Exchange Shares in the underwritten public offering. Any reduction in the number of shares we purchase from the Underbrink Family Entities and SJMB, L.P. will enable more Conversion Shares to be included for sale by you and the other selling securityholders in the underwritten public offering. Any reduction advised by the managing underwriter in the number of shares to be sold by selling securityholders in the underwritten offering in excess of the reduction in Conversion Shares, Exchange Shares and Warrants to be sold to us by the Underbrink Family Entities and SJMB, L.P. would be reduced, pro rata, collectively among the holders of Exchange Shares included in the underwritten offering by the selling securityholders and the number of Warrants, on the basis of three Warrants for each one Exchange Share to be reduced, to be sold to us by the St. James Partnerships. See "-Existing Agreements With The St. James Partnerships and the Underbrink Family Entities - Agreements Regarding Priorities of Shares to be Included in the Sale of Conversion Shares and Exchange Shares."


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October 7, 2005
Page 8

         In the event you request that your shares be included in the registration statement and you disapprove of the terms of the underwriting, under the terms of the Registration Rights Agreement, you may elect to withdraw your shares from the registration statement by giving written notice to us and the managing underwriter delivered not less than ten (10) days before the effective date of the registration statement. Any securities excluded from the registration statement as reduced by the managing underwriter or withdrawn by you from such registration statement and the related offering, cannot, thereafter, be transferred in a public distribution prior to 120 days after the effective date of the registration statement, or such other shorter period of time as the underwriters may require.

         The Registration Rights Agreement provides that if we determine to register any of our securities, we must give you not less than ten (10) days' written notice of our determination to register our securities. THIS LETTER CONSTITUTES THAT NOTICE. Under the agreement, your response to our notice and request for the inclusion of your shares in the registration statement and the underwritten offering is to be delivered to us within five (5) days of your receipt of our notice to you. We have extended the time period for you to deliver your response to our notice and your request to the expiration of the Exchange Period. YOUR REQUEST TO HAVE YOUR CONVERSION SHARES AND EXCHANGE SHARES INCLUDED IN THE UNDERWRITTEN OFFERING CAN BE MADE BY MARKING THE APPROPRIATE BOX ON THE SIGNATURE PAGE TO THE RECAPITALIZATION AGREEMENTS ENCLOSED WITH THIS LETTER AND AS FURTHER EXPLAINED ON PAGE 22 HEREOF UNDER THE CAPTION, PROCEDURES TO ACCEPT RECAPITALIZATION AGREEMENT.



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October 7, 2005
Page 9


         Under the terms of the Registration Rights Agreement, we bear all the expenses of preparing, filing and processing the registration statement to effectiveness with the U.S. Securities and Exchange Commission other than underwriting discounts, selling commissions, stock transfer taxes and fees and disbursements of your counsel. You are responsible to pay such underwriting discounts, selling commissions, stock transfer taxes and fees and disbursements of your counsel. We have the right to terminate or withdraw any registration statement we initiate prior to its effectiveness whether or not you included any securities in such registration statement. As provided in the Registration Rights Agreement, we will keep you advised in writing as to the initiation and completion of the registration statement.

         You agree in the Registration Rights Agreement to furnish us such information regarding you, your shares of our company and the distribution proposed as we may reasonably request.

         The Registration Rights Agreement contains cross indemnity provisions whereby we agree to indemnify you, and if you are other than a natural person, your officers, directors and partners and each person controlling you, and each underwriter and its controlling persons, against all expenses, claims, losses, damages, or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of litigation, commenced or threatened, and including legal and other expenses incurred, to the extent such arose out of or is based upon any untrue statement (or alleged untrue statement) of a material fact contained in the registration statement or any amendment or supplement incidental to such registration, or based on any omission (or alleged omission) to state a material fact required to be stated or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by us of the Securities Act, or any rule or regulation thereunder applicable to us in connection with such registration.

         Subject to certain limitations and other provisions, you agree to indemnify us, each of our Directors and officers and each underwriter in connection with the offering and each person who controls such underwriter and each other person selling securities and such person's officers, directors and controlling persons against all claims, losses, damages and liabilities (or actions in respect thereof) , including legal and other expenses incurred, arising out of or based on any untrue statement (or alleged untrue statement ) of a material fact contained in the registration statement or any omission (or alleged omission) to state a material fact required to be stated or necessary to make the statements therein not misleading, or any violation by you of any rule or regulation promulgated under the Securities Act applicable to you and relating to action or inaction required of you in connection with any such registration to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement in reliance upon and in conformity with written information you furnished to us specifically for use in such registration statement.


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October 7, 2005
Page 10

         Such indemnification provisions contain provisions regarding notification of claims that may result in indemnification, limits on liability for indemnification under certain circumstances and contribution by the parties in the event indemnification is unavailable.

         A copy of the Registration Rights Agreement has been provided to you with this letter. We recommend that you read it in its entirety. Your request to have your shares included in the underwritten offering will have the effect of requiring you to comply with your obligations under the Registration Rights Agreement.

         YOU ARE NOT REQUIRED TO REQUEST THAT YOUR SHARES BE INCLUDED IN THE REGISTRATION STATEMENT IN ORDER TO ACCEPT OUR OFFER TO EXCHANGE SHARES OF OUR COMMON STOCK FOR YOUR WARRANTS.

OUR IMPLEMENTATION OF THE UNDERWRITTEN OFFERING:

         As promptly as practicable after the conclusion of the Exchange Period, we intend to file with the Securities and Exchange Commission a registration statement under the Securities Act, relating to the offer and sale of shares of our Common Stock in an underwritten public offering. The number of shares intended to be offered, the dollar amount of proceeds to be raised in such an offering and the other terms and conditions of the offering have not been definitively determined as of the date of this letter and no agreements have been entered into with respect to that underwritten offering.

         Subsequent to filing that registration statement, we expect that our investment bankers will make recommendations to us as to the pricing and terms of the underwritten offering based on their assessment of the degree of market interest in the transaction. However, acceptance of the final terms of the underwritten offering and the sale by us of our Common Stock will be at our sole and exclusive discretion. The timing of the offering and economic, business and securities market conditions at the time may affect the terms on which such a transaction is completed. These conditions are largely out of our control. We are unable to assure you that we will be able to obtain the terms that you or other holders believe to be fair or that you or the other holders believe to be the best terms that we should be able to obtain.

         As is described under the caption, "Recent Developments," on September 19, 2005, we entered into a letter of intent to acquire from the holders the outstanding equity securities of Bobcat Pressure Control, Inc. Although we intend to finance the payment of the approximately $51.5 million purchase price through borrowings, if the acquisition is completed, we intend to repay a portion of borrowings incurred out of the net proceeds of our underwritten offering. If our proposed acquisition is not completed, we anticipate that we will reduce the number of shares we sell in the offering.


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October 7, 2005
Page 11


         YOUR ACCEPTANCE OF THIS PROPOSAL, EXECUTION OF THE RECAPITALIZATION AGREEMENT AND YOUR REQUEST, UNLESS WITHDRAWN, TO INCLUDE YOUR SHARES IN THE UNDERWRITTEN PUBLIC OFFERING, WILL HAVE THE EFFECT OF YOU AGREEING TO THE TERMS THAT WE ARE ABLE TO OBTAIN FROM OUR INVESTMENT BANKERS FOR SELLING OUR SHARES OF COMMON STOCK IN THE UNDERWRITTEN OFFERING. THE MARKET VALUE FOR OUR SHARES AFTER THE PUBLIC OFFERING MAY EXCEED OR BE LESS THAN THE NET PRICE PER SHARE YOU RECEIVE IN THE PUBLIC OFFERING.


EXISTING AGREEMENTS WITH THE ST. JAMES PARTNERSHIPS AND THE UNDERBRINK FAMILY ENTITIES

         Existing Recapitalization Agreements With the St. James Partnerships. On October 6, 2005, the St. James Partnerships, who hold an aggregate of $34,306,173 principal amount and accrued interest (through September 30, 2005) on their Convertible Notes agreed to convert the principal and all accrued interest on their Convertible Notes into shares of our Common Stock and sell to us those Conversion Shares, including the 5,017,481 shares of Common Stock held by SJMB, L.P. issued in December 2000 on conversion of accrued interest, at the closing of the underwritten offering. In addition, as holders of Warrants to purchase an aggregate of 40,755,276 shares of Common Stock, they agreed to sell the Warrants to us at the closing of the underwritten offering at a price for each three Warrants sold equal to the price per share paid for one Conversion Share. In the event we do not complete an underwritten offering by June 30, 2006, they have agreed to exchange the Warrants they hold for shares of our Common Stock at your same exchange rate of three Warrants for one share of Common Stock. We refer to these three Warrants exchanged for one Exchange Share as an Exchange Share Equivalent. At June 30, 2006, their agreement to convert their Convertible Notes and sell the Conversion Shares to us terminates. The transactions with the St. James Partnerships have been structured in this manner in recognition of the possible exposure of such persons, as the beneficial holders of more than 10% of our outstanding Common Stock, to liability to us under Section 16(b) of the Securities Exchange Act of 1934, as amended, in the event they engage in a purchase and sale or sale and purchase of our equity securities within a period of less than six months. However, the sale of the Warrants to us will result in the same net proceeds to the St. James Partnerships as if they had exchanged their Warrants for shares of Common Stock and sold the shares to us or to the underwriters in the public offering. Mr. Charles E. Underbrink, a Director of our company, is Chairman of St. James Capital Corp. and SJMB, L.L.C. St. James Capital Corp. and SJMB, L.L.C. are the general partners of St. James Capital Partners, L.P. and SJMB, L.P., respectively. Mr. James H. Harrison, also a Director of our company, is Chief Financial Officer of St. James Capital Corp. and SJMB, L.L.C.


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October 7, 2005
Page 12

         Existing Recapitalization Agreements With the Underbrink Family Entities. Also, on October 6, 2005, Charles E. Underbrink, a Director of our Company, and his family affiliates, which include, Northgate, L.L.C., Hub, Inc., Charles E. Underbrink IRA, and the Charles. E. Underbrink Irrevocable Trust dated 10/10/92 for the benefit of Piper Aurora Underbrink (such persons and entities are collectively referred to as the "Underbrink Family Entities" and do not include St. James Capital Partners, L.P. and SJMB, L.P.), which hold an aggregate of $3,082,604 principal amount and accrued interest (through September 30, 2005) of Convertible Notes agreed to convert the principal and all accrued interest on their Convertible Notes into shares of our Common Stock and sell to us those Conversion Shares at the closing of the underwritten offering. In addition, as holders of Warrants to purchase an aggregate of 11,938,409 shares of Common Stock, they exchanged their Warrants on October 6, 2005 for 3,979,470 shares of Common Stock and have agreed to sell their Exchange Shares to us at the closing of the underwritten offering.

         Agreements Regarding Priorities of Shares to be Included in the Sale of Conversion Shares and Exchange Shares. In their agreement with us, the Underbrink Family Entities have further agreed that in the event the managing underwriter of the underwritten offering concludes in its reasonable judgment that the number of shares to be registered for selling securityholders in the registration statement would materially adversely affect such offering and that under the terms of the Registration Rights Agreement the number of shares to be included in the registration statement for the account of selling securityholders shall be reduced, the Underbrink Family Entities have agreed, in order that more shares can be sold in the underwritten public offering for the benefit of selling securityholders, that the first shares to be cut back out of the sale of shares to us and required to be purchased by us out of the net proceeds of the underwritten public offering are the shares held by the Underbrink Family Entities (including Conversion Shares, Exchange Shares and any other shares).

         If the managing underwriter is of the view that a larger cutback is to be made in the number of shares included in the underwritten offering, for the account of selling securityholders, the second classification of shares to be cut back out of shares required to be purchased by us out of the net proceeds of the underwritten public offering will be the 5,017,481 shares currently held by SJMB, L.P.

         Thereafter, if the managing underwriter is of the view that a larger cutback is to be made in the number of shares included for the account of selling securityholders in the underwritten offering, under the terms of the Recapitalization Agreement, both the Warrants held by the St. James Partnerships to be purchased by us at the closing of the underwritten offering and the Exchange Shares held by selling securityholders included in the underwritten offering will be cut back pro-rata based on the number of Warrants and Exchange Shares proposed to be sold collectively by all such persons. For these purposes and the pro-rata calculations required, each three Warrants would be treated as the equivalent of one Exchange Share.

October 7, 2005
Page 13

YOUR ACCEPTANCE OF THIS PROPOSAL, EXECUTION OF THE RECAPITALIZATION AGREEMENT, WITHDRAWAL RIGHTS, OUR ACCEPTANCE OF YOUR TENDER

         Time for Acceptance of Proposal. The period for soliciting the acceptances of the proposal (the Exchange Period) set forth in this letter will expire at 6:00 PM Central Time on November 7, 2005 and any acceptances not received on or before 6:00 PM Central Time on November 7, 2005 will be rejected.

            Withdrawal Rights. All acceptances of this proposal and tenders of Warrants by the Holder duly and validly made are irrevocable, except that Warrants tendered may be withdrawn prior to the expiration of the Exchange Period, and, unless theretofore accepted for exchange as provided in this letter, may also be withdrawn after 6:00 p.m., Central Time, on December 5, 2005.

         See, "-Issuer Tender Offer and the Securities Exchange Act of 1934, as amended - Withdrawal Rights." on page 17.

         FOR INSTRUCTIONS ON HOW TO ACCEPT THIS PROPOSAL, PLEASE SEE "PROCEDURES TO ACCEPT RECAPITALIZATION AGREEMENT" ON PAGE 22.

         Our Acceptance of Your Tender. Promptly after the expiration of the Exchange Period, we will accept your properly submitted tender of Warrants by returning to you an executed Recapitalization Agreement and a certificate for your Exchange Shares.

ADDITIONAL TERMS OF THE RECAPITALIZATION AGREEMENT:

         The Recapitalization Agreement contains the following additional representations, warranties and covenants:

                           ^ We make representations and warranties as to our due incorporation, corporate power to execute the agreement, due authorization of the agreement, that the agreement will be duly and validly executed and delivered by us and that it is enforceable against us, that the agreement does not conflict with any of our organizational documents, any laws binding on us or applicable to our assets or properties or any material contract we are a party to, and that the shares of our Common Stock issued to you are and will be duly authorized, validly existing, fully paid and non-assessable.

October 7, 2005
Page 14

                           ^ You, if you are not a natural person, make representations and warranties to us as to your due organization and valid existence and good standing and your power and authority to execute the agreement, that your execution, delivery and performance of the agreement has been duly and validly authorized and no other proceedings for that purpose are necessary, that the agreement has been duly and validly executed and delivered and that it is enforceable against you, that the agreement does not conflict with or constitute a violation or breach of or default under or give to any other person any right of payment, or reimbursement, termination or cancellation or result in the creation of any lien upon or create in any other person any claim against your Convertible Notes or Warrants or the shares issued upon conversion or in exchange under any of your organizational documents, any laws binding on you or applicable to your assets or properties or any material contract you are a party to, that no consent or waiver, approval or action by any governmental entity or third person is necessary or required under any contract to which you are a party or your assets or properties are bound for the execution, delivery and performance of the agreement and that you are the record and beneficial holder of the Convertible Notes and Warrants you set forth on the signature page of the agreement free and clear of all liens, claims, rights of others or encumbrances and that the transfer and sale of your shares is free and clear of all liens, claims, rights of others and encumbrances. If you are a natural person, you represent and warrant your legal capacity to execute, deliver and perform the agreement, in addition to representations and warranties similar to those set forth above.

         Please refer to the Recapitalization Agreement for a full statement of its terms and conditions, a copy of which is enclosed with this letter.

TAX CONSEQUENCES TO HOLDERS

         The following is a summary of material United States federal income tax consequences that may be relevant to holders of the Convertible Notes and Warrants. It is based on current law and is not tax advice. This discussion does not address all aspects of federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including, without limitation, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws, nor does it include any discussion of any state, local or foreign tax consequences. In the opinion of Crady, Jewett & McCulley, L.L.P., our special tax counsel, the following discussion accurately reflects the material federal income tax consequences of the transactions to the holders.

October 7, 2005
Page 15

         Exchange of Warrants for Shares of Common Stock. We believe that the exchange of three (3) Warrants for one (1) Exchange Share will not be a taxable transaction for the Warrantholders. The Warrantholders should have a tax basis in the Exchange Shares received equal to the tax basis that the Warrantholders had in the Warrants. Because the Exchange Shares are being issued as a part of a "reorganization" (as defined in ss.368(a)(1)(E) of the Internal Revenue Code), when determining whether the sale of the Exchange Shares results in short-term or long-term capital gains or losses, the Warrantholders should be able to include the time that they held the Warrants as part of the holding period of the Exchange Shares received on the exchange.

         If a Warrantholder receives cash in lieu of a fractional share of Common Stock, the Warrantholder may have taxable income equal to the lesser of the cash received or the Warrantholder's unrealized gain in the transaction (the difference between the fair market value of the shares and the Warrantholder's basis in the Warrants).

         A subsequent sale of the Exchange Shares will give rise to gain or loss. The nature of the gain as long-term capital gain, short-term capital gain or ordinary income will depend on the facts of the specific holder including, the holding period. Also, the amount of the gain or loss will depend on the particular holder's basis and the selling price of the Exchange Shares.

         Issuance of Shares On Conversion of Convertible Notes. We believe that the holders of the Convertible Notes will recognize interest income on the exchange of the Convertible Notes for Conversion Shares to the extent that (i) the holders of Convertible Notes receive Conversion Shares for accrued but unpaid interest, and (ii) the Noteholders have not previously reported the interest as income. The Noteholders should not realize taxable gain or loss to the extent that they receive Conversion Shares upon conversion of the principal amount of the Convertible Notes.

         The Noteholders should have a basis in the Conversion Shares they receive for the principal amount of the Convertible Notes converted equal to their basis in the Convertible Notes. In determining whether the sale of the Conversion Shares results in short-term or long-term capital gains or losses, the Noteholders who receive Conversion Shares upon conversion of the principal amount of the Convertible Notes should be able to include the time that they held the Convertible Notes as part of the holding period of the Conversion Shares they receive. As to the Conversion Shares received for accrued but unpaid interest, the Noteholders will have a basis in those shares equal to the amount of income realized on receipt of the shares. The Noteholder's holding period for the shares received for accrued but unpaid interest will begin on the earlier of
(1) the date that the shares are received, or (2) the date the related interest was reported as income.

         If upon conversion a Noteholder receives cash in lieu of a fractional share, the Convertible Noteholder may have income equal to the lesser of cash received or the Convertible Noteholder's unrealized gain in the transaction (the difference between the fair market value at of the shares and the holder's basis in the Convertible Note).

October 7, 2005
Page 16

         The sale of the Conversion Shares received will give rise to a gain or loss. The nature of the gain or loss as long-term capital gain or loss, short-term capital gain or loss, or ordinary income will depend on the particular facts of the holder's situation, including the holding period. Also, the amount of the gain or loss will depend on the particular holder's basis and the selling price of the Conversion Shares.

         Reverse Split of Shares. The one-for-ten reverse stock split of the shares should not cause the holders of the relinquished stock to realize taxable gain or loss to the extent that they receive shares for their relinquished stock. The holders of the shares may realize taxable income to the extent that they receive cash for fractional shares. To the extent the holders of the relinquished stock receive shares, the holder should have a total basis in all of the shares received equal to the total basis of all the shares relinquished (less any basis in the relinquished shares allocated to cash received for fractional shares). In determining whether the sale of the shares received results in short-term or long-term capital gains or losses, the holding period of the shares received should include the holding period of the shares relinquished.

         THE RULES DESCRIBED ABOVE ARE RULES OF GENERAL APPLICABILITY. IT IS NOT TAX ADVICE TO YOU. TO OBTAIN SUCH ADVICE, YOU MUST CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU BASED UPON THE PARTICULAR FACTS OF YOUR SITUATION. IN ADDITION, A FOREIGN STOCKHOLDER SHOULD BE AWARE THAT SPECIAL RULES NOT DISCUSSED ABOVE COULD APPLY TO THEM. ENTITIES SUCH AS LIMITED LIABILITY COMPANIES, PARTNERSHIPS, S CORPORATIONS AND TRUSTS ALSO COULD BE SUBJECT TO ADDITIONAL OR SPECIAL TAX RULES NOT DISCUSSED ABOVE.

RESTRICTIONS UNDER SECURITIES ACT OF 1933 ON RESALE OF EXCHANGE SHARES AND CONVERSION SHARES

         The transaction in which we issue the Exchange Shares in exchange for your Warrants will be exempt from the registration requirements of the Securities Act under Section 3(a)(9).

         Under interpretations of the staff of the Securities and Exchange Commission, under the Securities Act, the shares of Common Stock you receive in the exchange transaction assume the character of the exchanged securities. Since the Warrants were issued in transactions exempt from registration under the Securities Act by virtue of Section 4(2) of that Act, such securities are thereby defined as "restricted securities" in Rule 144 under the Securities Act. Therefore, the shares of Common Stock issued in the exchange transaction will assume the character of "restricted securities."

October 7, 2005
Page 17

         However, if you do not sell your Exchange Shares in the underwritten offering, public resales of Exchange Shares will be dependent primarily on the period of time that has elapsed since you are deemed to have purchased and fully paid for your Warrants. Provided you are not an "affiliate" of us and you have purchased and fully paid for your Warrants (and including the period you hold the Exchange Shares) more than 24 months prior to the date you propose to sell your Exchange Shares, such sale or any other transfer of those Exchange Shares would likely be able to be effected without compliance with the registration requirements of the Securities Act pursuant to Rule 144(k). Likewise, if you have purchased and fully paid for your Warrants (and including the period you hold the Exchange Shares) less than 24 months and more than 12 months prior to the date you propose to sell your Exchange Shares, subject to complying with certain limitations on the amounts of shares that can be sold during a period of three months, the manner of effecting the sales and notice filing provisions, a sale of those shares would likely be able to be effected pursuant to Rule 144. However, if you are considered to have purchased and fully paid for your Warrants (and including the period you hold the Exchange Shares) within 12 months of the proposed sale of your Exchange Shares, there will be restrictions on your ability to effect that sale. In any event, since the facts and circumstances relating to each person's holding of the Warrants and Exchange Shares may be different, if you propose to sell your Exchange Shares otherwise than in the underwritten public offering, you should consult with an attorney or other person knowledgeable regarding the sale or transfer of "restricted securities" before attempting to effect a sale or transfer of those shares.


ISSUER TENDER OFFER AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Withdrawal Rights.

            All tenders of executed Warrants by the Holder duly and validly made are irrevocable, except that Warrants tendered may be withdrawn prior to the expiration of the Exchange Period, and, unless theretofore accepted for exchange as provided in this letter, may also be withdrawn after 6:00 p.m., Central Time, on December 5, 2005.

            To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by us on a timely basis at:

                  Black Warrior Wireline Corp.
                  100 Rosecrest,
                  Columbus, MS 39701

                  Or by facsimile at:
                  Facsimile number (662) 329-1089

October 7, 2005
Page 18

Any notice of withdrawal must specify the name of the person having tendered the Warrants to be withdrawn, the names in which the Warrants are registered if different from that of the tendering Warrantholder and the number of Warrants to be withdrawn. Written notice of acceptance of your withdrawal will be mailed to you at the address provided on the signature page of the Recapitalization Agreement and by return to you of your Warrants, Warrant Assignment and executed Recapitalization Agreements. All questions as to validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Any Warrants effectively withdrawn will be deemed not to have been duly tendered for exchange.

The St. James Partnerships' and the Underbrink Family Entities' Recapitalization Agreements.

         On October 6, 2005, the St. James Partnerships entered into Recapitalization Agreements with us to convert the principal and all accrued interest on their Convertible Notes into Conversion Shares and to sell to us their Conversion Shares, including the 5,017,481 shares of Common Stock presently held by SJMB, L.P., and their Warrants at the closing of the underwritten public offering. Their agreement is conditioned upon the price they receive for each Conversion Share and each three warrants being not less than $0.75 (subject to adjustment for stock splits, divisions, reverse stock splits or share combinations). In the event we do not complete an underwritten offering by June 30, 2006, they have agreed to exchange the Warrants they hold for shares of our Common Stock at your same exchange rate of three Warrants for one Exchange Share. The terms of the Recapitalization Agreements with the St. James Partnerships provide for their Warrants to be sold to us concurrently with the closing of the underwritten offering. Whereas, the terms of the Recapitalization Agreements entered into with you and the other holders of Convertible Notes and Warrants provide for the completion of the exchange of their Warrants upon our acceptance of their execution of the Recapitalization Agreements at the conclusion of the Exchange Period.

         The transactions with the St. James Partnerships have been structured in this manner in recognition of the possible exposure of such persons, as the beneficial holders of more than 10% of our outstanding Common Stock, to liability to us under Section 16(b) of the Securities Exchange Act of 1934, as amended, in the event they engage in a purchase and sale or sale and purchase of our equity securities within a period of less than six months. However, the sale of their Warrants to us will result in the same net proceeds to such persons as if they had exchanged their Warrants for shares of Common Stock and sold the shares in the underwritten public offering.

         Although the St. James Partnerships will sell their Warrants after the other warrantholders exchange their Warrants for shares of Common Stock, we believe that does not result in any greater consideration being paid to the St. James Partnerships than is paid to any other holders of Warrants who exchange their Warrants for Exchange Shares and sell their Exchange Shares in the underwritten public offering.

October 7, 2005
Page 19

Consideration and Delivery of Exchange Shares

         The consideration for your Warrants will be paid by the issuance and delivery to you of shares of our authorized and unissued shares of Common Stock.

         Warrants tendered for Exchange Shares will be accepted by us as evidenced by our execution and return to you of the signed Recapitalization Agreement. That agreement together with the certificates for your Exchange Shares will be mailed to you at the address you have provided beneath your signature on the Signature Page promptly after the expiration of the Exchange Period.

DESCRIPTION OF OUR COMMON STOCK

         The holders of shares of our Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of Directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock establishing the powers, designations, preferences and relative, participating, optional or other special rights of such series, the holders of our shares of Common Stock exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefore, and upon liquidation are entitled to receive pro rata all our assets available for distribution to such holders. All shares of our Common Stock outstanding are fully paid and non-assessable and the holders thereof have no preemptive rights.

OTHER MATTERS

         None of the Warrants that are the subject of this exchange offer are beneficially owned by any of our executive officers or Directors. However, see "Our Recapitalization Plan - Existing Agreements With the St. James Partnerships and the Underbrink Family Entities" above for information regarding agreements entered into on October 6, 2005 with us by the St. James Partnerships, and the Underbrink Family Entities regarding the sale of their Warrants, Exchange Shares and Conversion Shares to us.

         Other than the agreements described under "Our Recapitalization Plan -Existing Agreements With the St. James Partnerships and the Underbrink Family Entities," neither our company nor, to the best of our knowledge, any of our Directors or executive officers, or any of the executive officers or directors of any of our subsidiaries, or any associate or majority-owned subsidiary of ours, has engaged in any transaction involving the Warrants during the period commencing 60 business days prior to the date hereof.

October 7, 2005
Page 20

            No persons or classes of persons have been directly or indirectly employed, retained, or are to be compensated to make solicitations or recommendations in connection with the transaction.

            None of our funds are expected to be used in the exchange of Warrants for Exchange Shares other than payment of usual and customary expenses.

            There are no material conditions to the exchange of the Warrants for Exchange Shares.

                               RECENT DEVELOPMENTS

         On September 19, 2005, we entered into a letter of intent to purchase from the holders all of the outstanding equity securities of Bobcat Pressure Control, Inc. ("Bobcat"). The purchase price is $51.5 million, less the amount of long-term debt, including current maturities, payable in cash at the closing of the transaction. Together with its wholly-owned subsidiary, The Bobby Joe Cudd Co., Bobcat provides snubbing services to oil and natural gas well operators in the Mid-Continent area of the United States. Using a series of high pressure blow-out preventers, a snubbing unit makes it possible to remove and replace down-hole equipment in a well (such as drill pipe, casing or tubing) in a pressurized environment, allowing an operator to service a well without using other more disruptive means to control the pressure in the well. Bobcat also provides other oil field services, including freezing, hot tap services, well control, fishing, rental tool services and drillouts.

         The closing of the acquisition is subject to our completion of due diligence inquiries into Bobcat, the negotiation and execution of a definitive purchase agreement, our completion of financing for the transaction and fulfillment of customary closing conditions contained in the definitive purchase agreement.

         We intend that the purchase price for the Bobcat securities will be financed with the proceeds of additional senior secured borrowings, a portion of which, if the acquisition is completed, we expect will be repaid using a portion of the proceeds from the proposed underwritten offering.

ADDITIONAL INFORMATION WE HAVE PROVIDED AND INCORPORATED BY REFERENCE:

         Also enclosed with this letter, in addition to the duplicate copies of the Recapitalization Agreement described above, are copies of the following:

               o    Registration Rights Agreement dated December 17, 1999.

               o Our Annual Report on Form 10-K for the year ended December 31, 2004

October 7, 2005
Page 21

               o Our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2005

               o Our Press Release dated August 16, 2005 announcing our operating results for the three and six months ended June 30, 2005, among other things

               o Our Press Release dated October 7, 2005 announcing our recapitalization plans

         Our Annual Report on Form 10-K for the year ended December 31, 2004 and
Item I of our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2005 are hereby incorporated herein by reference.

         If you have any questions or should require any additional information, please do not hesitate to call James H. Harrison, a Director of our company, at St. James Capital Corp., (713) 585-3869. Copies of our periodic reports and other schedules and documents we file with the Securities and Exchange Commission can be accessed and reviewed on the website of the Commission at www.sec.gov.


                                Very truly yours,

                                BLACK WARRIOR WIRELINE CORP.



                                By: /s/ William L. Jenkins
                                    -----------------------------------------
                                    William L. Jenkins, President




Enclosures

October 7, 2005
Page 22

                 PROCEDURES TO ACCEPT RECAPITALIZATION AGREEMENT

                      INSTRUCTIONS TO ACCEPT THIS PROPOSAL

To accept this proposal, you should do the following before 6 PM CDT on November 7, 2005:

^ Sign the duplicate copies of the enclosed Recapitalization Agreement. Make the election and request on the Signature Page to the Agreement whether or not your Conversion Shares and Exchange Shares are to be included in the registration statement intended to be filed by the Company with respect to an underwritten public offering of its shares of Common Stock.

^ Sign the enclosed Warrant Assignment, whereby you transfer your Warrants to us in exchange for shares of Common Stock on a ratio of three (3) Warrants for each Exchange Share.

^ Send to us at Black Warrior Wireline Corp., 100 Rosecrest, Columbus, MS 39701, Attn: Cheryl Hicks by reputable overnight delivery service (e.g. Federal Express) the following:

1. the signed Recapitalization Agreements (in duplicate), with the Election and Request completed,

2. your original Warrants that are signed on behalf of Black Warrior, and

3. the signed Warrant Assignment.

-------------------------------------------------------------------------------
We will, when we receive the above properly completed and signed documents from you, do the following:

^ Sign both the Recapitalization Agreements and promptly, after the expiration of the Exchange Period, return one fully executed agreement to you at the address specified on the Holders' Signature Page,

^ Send to you the certificates for the Exchange Shares you are entitled to receive, and

^ Send you payment for any fractional interest in Exchange Shares due to you upon exchange of your Warrants.

October 7, 2005
Page 23

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

         With the exception of historical matters, the matters discussed in this letter are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. We intend that the forward-looking statements herein be covered by the safe-harbor provisions for forward-looking statements contained in the Securities Exchange Act of 1934, as amended, and this statement is included for the purpose of complying with these safe-harbor provisions. Forward-looking statements include, but are not limited to, our ability to generate improved revenues and attain and maintain profitability and cash flow which in turn are based on the stability and level of prices for oil and natural gas, predictions and expectations as to the fluctuations in the levels of oil and natural gas prices, pricing in the oil and natural gas services industry and the willingness of customers to commit for oil and natural gas well services, our ability to complete the proposed recapitalization discussed in this letter, our ability to complete the Bobcat acquisition and obtain financing for that acquisition, our ability to complete the underwritten public offering, the adequacy of the net proceed from the underwritten public offering to meet our requirements, our ability to effect a one (1) for ten (10) reverse split of our shares of Common Stock, our ability to meet the requirements to have our shares of Common Stock listed on the Nasdaq Stock Market, our ability to raise debt or equity capital to recapitalize or restructure our balance sheet and to obtain additional financing when and if required, our ability to maintain compliance with the covenants of our various loan documents and other agreements pursuant to which our securities, including debt instruments, have been issued and obtain waivers of violations that occur and consents to amendments as required, our ability to compete in the premium oil and natural gas services market, our ability to re-deploy our equipment among regional operations as required, and our ability to provide services using state of the art tooling. Our inability to meet these objectives or requirements or the consequences resulting from adverse developments in general economic conditions, changes in capital markets, adverse developments in the oil and natural gas industry, developments in international relations and the commencement or expansion of hostilities by the United States or other governments and events of terrorism, declines and fluctuations in the prices for oil and natural gas, and other factors could have a material adverse effect on us. Material declines in the prices for oil and natural gas can be expected to adversely affect our revenues. Various risk factors could cause our operating results and financial condition to differ materially from those expressed in any forward-looking statements made by us and could adversely affect our financial condition and our ability to pursue our recapitalization, business strategy and plans.